Exhibit 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM ANNOUNCES SENIOR MANAGEMENT CHANGE

TULSA, OK - January 19, 2016 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”) today announced that Jay P. Still has resigned as President, Chief Operating Officer and member of the Board of Directors to pursue other interests, effective January 28, 2016. The Board of Directors has determined that his duties will be assumed by Chairman and Chief Executive Officer, Randy A. Foutch.
“I would like to thank Jay for his efforts over the last two and a half years and wish him well in his future endeavors,” said Mr. Foutch. “I look forward to continuing to direct Laredo’s operational activities to execute the development plan for our Permian-Garden City asset. Our team of talented geoscience, engineering and operations professionals has done an exceptional job of furthering our understating of the asset and implementing our strategy. We are continuing the process of incorporating new data to optimize well economics and add value for our shareholders.”
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.

Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements

This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, NGL and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

# # #

Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

16-1

2